CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-33682, 33-62496, 033-61147, 333-49227, 333-114107, 333-117818, 333-150471, 333-182852, 333-206991 and 333-65444 on Form S-3 and Nos. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-52691, 33-30756-02, 33-58187, 333-02873, 333-65424, 333-107414, 333-144893 and 333-182405 on Form S-8 of our reports dated February 13, 2018, relating to the consolidated financial statements and financial statement schedules of Bristol-Myers Squibb Company and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bristol-Myers Squibb Company for the year ended December 31, 2017.

Parsippany, NJ
February 13, 2018

E-23-1